Exhibit 21.1

SUBSIDIAIRES OF CHINA GREEN AGRICULTURE, INC.

Name	Place of Incorporation
Green Agriculture Holding Corporation	New Jersey
Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd.	People’s Republic of China
Beijing Gufeng Chemical Products Co., Ltd.	People’s Republic of China
Beijing Tianjuyuan Fertilizer Co., Ltd.	People’s Republic of China

VARIABLE INTEREST ENTITIES OF CHINA GREEN AGRICULTURE, INC.

Name	Place of Incorporation
Xi’an Hu County Yuxing Agriculture Technology Development Co, Ltd.	People’s Republic of China
Shaanxi Lishijie Agrochemical Co., Ltd.	People’s Republic of China
Songyuan Jinyangguang Sannong Service Co., Ltd	People’s Republic of China
Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd.	People’s Republic of China
Aksu Xindeguo Agricultural Materials Co., Ltd.	People’s Republic of China
Xinjiang Xinyulei Eco-agriculture Science and Technology co., LTD	People’s Republic of China
Sunwu County Xiangrong Agricultural Materials Co., Ltd.	People’s Republic of China
Anhui Fengnong Seed Co., Ltd.	People’s Republic of China